STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollars in Thousands)


                                     Year Ended     Year Ended    Year Ended     Year Ended    Year Ended
                                      March 31,      March 31,     March 31,      March 31,     March 31,
                                        1999           1998          1997           1996          1995
                                    ------------   ------------  ------------   ------------  ------------

Consolidated pretax loss from
   continuing operations          $      (7,839)     (27,122)      (26,005)      (21,431)        (1,869)

Net amortization of debt
issuance expense                          1,412        2,292         1,784         2,139          2,174

Interest expense                         34,830       36,664        34,505        30,549         23,578

Interest portion of rental
expense                                   2,301        2,130         1,799         1,618          1,392
                                     ------------   ------------  ------------   ------------  ------------

Earnings                          $      30,704       13,964        12,083        12,875         25,275
                                     ============   ============  ============   ============  ============


Interest expense                  $      34,830       36,664        34,505        30,549         23,578

Net amortization of debt
issuance expense                          1,412        2,292         1,784         2,139          2,174

Interest portion of rental
expense                                   2,301        2,130         1,799         1,618          1,392
                                     ------------   ------------  ------------   ------------  ------------

   Fixed Charges                  $      38,543       41,086        38,088        34,306         27,144
                                     ============   ============  ============   ============  ============


   Ratio of Earnings to Fixed
    Charges                               (a)            (a)           (a)            (a)           (a)
                                     ============   ============  ============   ============  ============

(a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998, 1997, 1996, and 1995 was $7,839,
       $27,122, $26,005, $21,431 and $1,869, respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discounted operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                   Fiscal Year Ended March 31,
                      -------------------------------------------------------
                       1999         1998       1997        1996       1995
                      --------     -------    --------    -------   ---------
Depreciation        $  29,651    $ 28,124   $ 25,282    $ 21,385   $ 18,327
Amortization            4,025      10,413      9,374       9,311      8,941
Non-cash
charges(gain)           1,150       2,301      1,944       3,435     (3,311)
                      --------     -------    --------    -------    --------
  Total             $  34,826    $ 40,838   $ 36,600    $ 34,131   $ 23,957
                      ========     =======    ========    =======    ========